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                                                                  EXHIBIT 3.1(d)


                            AEI HOLDING COMPANY, INC.

                         Written Action by Shareholders
                               in Lieu of Meeting

                                December 10, 1997

         The undersigned, being all of the shareholders of AEI Holding Company, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 228 of the General Corporation Law of Delaware, hereby waive notice of the time, place and purpose of a meeting, adopt the following resolutions and consent to the corporate actions contemplated thereby:

         WHEREAS, the shareholders of the Corporation desire to adopt the following amendment to the Corporation's Bylaws (the "Amendment"):

                  Article IV, Section 2 of the Corporation's Bylaws is amended to read in its entirety as set forth below:

                  2.       Action Without a Meeting.

                  (a) Unless the Corporation's Certificate of Incorporation requires that such action be taken at a shareholders' meeting, any action required or allowed to be taken at an annual or special meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Such action shall be effective as of the time the last writing necessary to effect the action is received by the Corporation, unless all writings necessary to effect the action specify a later time, in which case the later time shall be the time of the action. The record date for determining shareholders entitled to take action without a meeting is the date upon which a writing upon which the action is to be taken is first received by the Corporation. Prompt notice of the taking of corporate action without a meeting by less than


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                  unanimous written consent shall be given to those shareholders who have not consented in writing.

                  (b) Unless otherwise restricted by the Corporation's Certificate of Incorporation, any action required or permitted to be taken at any meeting of the board of directors, or any committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee. Such action shall be effective as of the time the last director signs a writing describing the action taken unless before such time the Secretary has received a written revocation of the consent of any other director, and any action so taken shall be effective at the time taken unless the directors specify a different effective time.

         WHEREAS, the shareholders of the Corporation believe it to be in the best interests of the Corporation to adopt and approve the Amendment;

         NOW, THEREFORE, BE IT RESOLVED, that the Amendment is hereby adopted and approved.



                                                     /s/ LARRY ADDINGTON
                                                     ---------------------------
                                                     LARRY ADDINGTON



                                                     ADDINGTON ENTERPRISES, INC.



                                                     By:    /s/ Don Brown
                                                            --------------------
                                                     Title: President